Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Thompson Creek Metals Company Inc.:

We consent to the use of our reports dated February 20, 2014, with respect to the consolidated balance sheets of Thompson Creek Metals Company Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 20, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Thompson Creek Metals Company Inc. did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to inadequate management oversight and monitoring of certain financial controls related to inadequate management oversight and monitoring of certain financial controls related to the Mt. Milligan mine site, ineffective controls over the accuracy and valuation of inventory and the recognition and measurement of property, plant & equipment at the Mt. Milligan mine have been identified.

/s/ KPMG LLP
Denver, Colorado
March 13, 2014